Exhibit 99.1

FOR IMMEDIATE RELEASE:

Einstein Noah Restaurant Group Reports Third Quarter 2013 Financial Results

LAKEWOOD, Colo. – October 31, 2013 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today reported financial results for the third quarter ended October 1, 2013.

Highlights for the Third Quarter 2013 Compared to the Third Quarter 2012:

•	Total revenues increased 0.9% to $106.4 million from $105.5 million while system-wide comparable store sales decreased 1.4%.

•	Net income increased 17.8% to $4.0 million, or $0.22 per diluted share, compared to $3.4 million, or $0.20 per diluted share.

•	Income from operations increased 2.8% to $6.5 million from $6.3 million.

•	Adjusted EBITDA was $11.2 million, down from $11.7 million (*).

•	The Company opened 24 units across its system in the third quarter resulting in a record 42 units year to date compared with 35 for the same period in the prior year.

The Company also reduced its outstanding indebtedness by $8.25 million during the third quarter of 2013 and is now less than 2.5 times levered on a trailing four quarter adjusted EBITDA basis.

Jeff O’Neill, President and Chief Executive Officer, stated, “While industry headwinds and a timing shift on pricing resulted in a comparable store sales decline in the third quarter, we were still able to hold restaurant gross margin steady and delivered an increase in diluted EPS compared to the year-ago period. We are confident that our ‘everyday value’ strategy coupled with our ongoing operational focus on guest experience is the right strategy to drive transactions and that we can build momentum as consumer restaurant spending improves. As always, we continue to accentuate those brand attributes that set us apart in a competitive landscape including fresh-baked goodness, real fruit smoothies, and our growing focus on specialty hot beverages as well as iced and frozen blended coffees and teas.”

O’Neill continued, “We have opened 62 units to our system over the past four quarters, which is more than at any other comparable timeframe in our history, and our current franchise and license commitments provide us with great visibility with respect to asset-light growth over the next several years. Both Company-operated and franchised unit openings are exceeding system averages for weekly sales year to date and our licensed partners are adding more high-volume airport stores in 2013 than they have ever done before. Most importantly, our Company, franchise, and license expansion is being marked by an improvement in real estate site quality which will provide a multitude of benefits to our business going forward.”

Third Quarter 2013 Financial Results

Total revenues increased 0.9% to $106.4 million from $105.5 million, and consisted of a 0.2% increase in Company-owned restaurant sales, a 5.4% increase in manufacturing revenues, and an 11.7% increase in franchise and license related revenues, compared to the same period last year.

For the third quarter ended October 1, 2013, system-wide comparable store sales decreased 1.4%, reflecting 1.5% growth in average check that was offset by a decrease in transactions.

Despite a decrease in comparable store sales at Company-owned restaurants, restaurant gross margin, in dollars and as a percentage of sales, was relatively flat on a year over year basis. Marketing costs were favorable to the third quarter of 2012 while rent and other operating expenses were higher than the year-ago period primarily due to 18 Company-operated openings over the last four quarters and sales deleveraging.

Manufacturing revenues increased $0.4 million, or 5.4%, to $7.9 million due to incremental sales to third-party customers. However, manufacturing gross margin as a percentage of manufacturing revenues decreased 130 basis points to 22.3% from 23.6% driven by short-term operating inefficiencies related to an increase in sales of partially-baked product, which is more labor-intensive than frozen dough.

Overall, total gross margin was $21.3 million in the third quarter of 2013 compared to $21.0 million in the third quarter of 2012, and as a percentage of total revenues, gross margin increased 10 basis points to 20.0% from 19.9% in the year-ago period.

General and administrative expenses increased to $9.8 million in the third quarter of 2013 from $9.1 million in the third quarter of 2012. This change largely reflects unfilled vacancies in the prior year during the strategic alternatives evaluation process that have now been filled.

Income from operations increased 2.8% to $6.5 million from $6.3 million.

Adjusted EBITDA* was $11.2 million in the third quarter of 2013 compared to $11.7 million in the third quarter of 2012.

Interest expense increased to $1.4 million in the third quarter of 2013 from $0.7 million in the third quarter of 2012 as a result of the higher level of debt resulting from the recapitalization of the Company in the fourth quarter of 2012.

Net income in the third quarter of 2013 was $4.0 million, or $0.22 per diluted share, compared to net income in the third quarter of 2012 of $3.4 million, or $0.20 per diluted share.

*	A reconciliation of the non-GAAP measure to the nearest GAAP measure can be found in the accompanying tables below.

Restaurant Development

As of October 1, 2013, there were 844 Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® branded restaurants in operation. During the third quarter of 2013, the Company opened 24 restaurants consisting of four Company-owned restaurants, two franchised restaurants, and 18 licensed restaurants. The Company ended the third quarter of 2013 with 457 Company-owned and operated restaurants, 109 franchised restaurants and 278 licensed restaurants.

Fiscal 2013 Guidelines

The Company is providing the following updated guidelines for the 2013 fiscal year.

•	65 to 75 system-wide openings.

•	Capital expenditures of $18 million to $20 million.

•	Cost of goods inflation of approximately 2% to 3% that are expected to be fully offset through efficiency initiatives.

•	Pre-opening expense of $65,000 to $75,000 per new Company-owned restaurant.

•	Interest expense of $5.8 million to $6.3 million.

•	An annual effective tax rate not to exceed 36% including trueups to deferred tax assets; however, the Company expects to only pay minimal cash-taxes for the next several years.

For fiscal year 2014, the Company has secured price protection for approximately 75% of its wheat, 50% of its butter, and 100% of its coffee requirements. Cost of good inflation is now estimated at approximately 1.0% to 2.0%.

Conference Call Today

The Company will host a conference call to discuss its third quarter 2013 financial results today at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). Hosting the call will be Jeff O’Neill, Chief Executive Officer and President, Manny Hilario, Chief Operations Officer, and John Coletta, Chief Financial Officer.

The conference call will be webcast live from Einstein Noah’s website at www.einsteinnoah.com and will be archived there as well.

The dial-in numbers for the conference call are 888-572-7025 for domestic toll-free calls and 719-325-2463 for international. A telephone replay will be available through November 7, 2013, and may be accessed by dialing 877-870-5176 for domestic toll-free calls or 858-384-5517 for international. The conference ID is 6721133.

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of over 840 restaurants in 41 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

Forward Looking Statement Disclosure

Certain statements in this press release, including statements under the heading “Fiscal 2013 Guidelines”, constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “guideline,” “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “look forward,” “expects,” “prospects,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “target,” “trend,” “contemplate,” “anticipates” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ materially from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These unknown risks, uncertainties and other factors include but are not limited to (i) the results for the 2013 third quarter and year-over-year revenue and other financial results, comparable store sales, and margin performance are not necessarily indicative of future results, and our expectations for 2013 results are subject to shifting consumer preferences, new product execution, economic conditions, weather, competition, seasonal factors and cost containment initiatives, among other factors; (ii) our ability to improve transactions and our long-term growth are dependent upon consumer acceptance of our products and marketing initiatives, general economic and market conditions, among other factors; (iii) our ability to continue to improve store level margins and contain costs are dependent upon successfully executing plans for productivity improvements, labor efficiencies and food cost management; (iv) the ability to develop and open new Company-owned, franchised and licensed restaurants and upgrade Company-owned restaurants is dependent upon the availability of capital, securing acceptable financing and lease terms for desired locations, as well as the availability of contractors and materials, and securing necessary permits and licenses; (v) our ability to expand our development pipeline and ultimately expand our royalty stream is dependent upon the factors listed in (iv), above, and our ability to attract franchisees and licensees and negotiate favorable agreements; (vi) our ability to obtain lower costs for agricultural commodities is dependent upon weather, crop yield and production, the market, economic conditions, including market and inflationary pressures; (vii) our ability to build brand equity and create long-term value for our shareholders is dependent upon the success of our initiatives, financial results and the factors listed above, among other factors. These and other risks are more fully discussed in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2013 and on the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2013. Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contacts:

Investor Relations:

Raphael Gross

203-682-8253

raphael.gross@icrinc.com

Media Relations:

Kristina Jorge

646-277-1234

kristina.jorge@icrinc.com

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this filing, the Company has provided certain non-GAAP financial information, including adjusted earnings before interest, taxes, depreciation and amortization, restructuring expenses, strategic alternative expenses, write-off of debt issuance costs and other operating expenses/income (“Adjusted EBITDA”) and “Free Cash Flow,” which the Company defines as net cash provided by operating activities less net cash used in investing activities. Management believes that the presentation of this non-GAAP financial information provides useful information to investors because this information may allow investors to better evaluate our ongoing business performance and certain components of our results. In addition, the Company’s Board of Directors uses this non-GAAP financial information to evaluate the performance of the Company and its management team. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information to the nearest GAAP measures.

The Company includes in this report information on system-wide comparable store sales percentages. System-wide comparable store sales percentages refer to changes in sales of our restaurants, whether operated by the company or by franchisees and licensees, in operation for six fiscal quarters including those restaurants temporarily closed for an immaterial amount of time. Some of the reasons restaurants may be temporarily closed include remodeling, road construction, rebuilding related to site-specific catastrophes and natural disasters. Franchise and license comparable store sales percentages are based on sales of franchised and licensed restaurants, as reported by franchisees and licensees. Management reviews the increase or decrease in comparable sales to assess business trends. Comparable store sales exclude permanently closed locations. When the Company intends to relocate a restaurant, it considers that restaurant to be temporarily closed for up to twelve months after it ceases operations. If a suitable relocation site has not been identified by the end of twelve months, we consider the restaurant to be permanently closed. Until that time, the Company includes the restaurant in our open store count, but excludes its sales from our comparable store sales. As of October 1, 2013 there are eight stores that the Company intends to relocate, and are thus considered to be temporarily closed.

The Company uses company-owned comparable store sales, franchise and license sales and the resulting system-wide sales information internally in connection with restaurant development decisions, planning, and budgeting analyses. The Company believes system-wide comparable store sales information is useful in assessing consumer acceptance of our brands; facilitates an understanding of our financial performance and the overall direction and trends of sales and operating income; helps us evaluate the effectiveness of our advertising and marketing initiatives; and provides information that is relevant for comparison within the industry.

Comparable store sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be equivalent to comparable store sales as defined or used by other companies. The Company does not record franchise or license restaurant sales as revenues. However, royalty revenues are calculated based on a percentage of franchise and license restaurant sales, as reported by the franchisees or licensees.

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

(unaudited)

	13 weeks ended		Increase/
	(in thousands)		(Decrease)
	October 2, 2012	October 1, 2013	2013 vs. 2012
Revenues:
Company-owned restaurant sales	$95,418	$95,625	0.2%
Manufacturing and commissary revenues	7,507	7,914	5.4%
Franchise and license related revenues	2,569	2,869	11.7%

Total revenues	105,494	106,408	0.9%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	26,668	26,723	0.2%
Labor costs	27,842	27,711	(0.5%)
Rent and related expenses	10,621	11,001	3.6%
Other operating costs	10,637	11,156	4.9%
Marketing costs	2,997	2,385	(20.4%)

Total company-owned restaurant costs	78,765	78,976	0.3%
Manufacturing and commissary costs	5,738	6,152	7.2%

Total cost of sales	84,503	85,128	0.7%
Gross margin:
Company-owned restaurant	16,653	16,649	(0.0%)
Manufacturing and commissary	1,769	1,762	(0.4%)
Franchise and license	2,569	2,869	11.7%

Total gross margin	20,991	21,280	1.4%
Operating expenses:
General and administrative expenses	9,085	9,758	7.4%
Depreciation and amortization	5,014	4,420	(11.8%)
Pre-opening expenses	250	343	37.2%
Strategic alternatives expense	250	—	(100.0%)
Other operating expenses, net	60	249	* *

Income from operations	6,332	6,510	2.8%
Interest expense, net	744	1,366	83.6%

Income before income taxes	5,588	5,144	(7.9%)
Provision for income taxes	2,174	1,124	(48.3%)

Net income	$3,414	$4,020	17.8%

Net income – Basic	$0.20	$0.23	15.0%
Net income – Diluted	$0.20	$0.22	10.0%
Cash dividend declared per common share	$0.125	$0.125	0.0%
Weighted average number of common shares outstanding:
Basic	16,961,298	17,451,544	2.9%
Diluted	17,292,305	17,936,939	3.7%

**	Not meaningful

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

PERCENTAGE RELATIONSHIP TO TOTAL REVENUES

(unaudited)

	13 weeks ended (percent of total revenue)
	October 2, 2012	October 1, 2013
Revenues:
Company-owned restaurant sales	90.5%	89.9%
Manufacturing and commissary revenues	7.1%	7.4%
Franchise and license related revenues	2.4%	2.7%

Total revenues	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.0%	27.9%
Labor costs	29.2%	29.0%
Rent and related expenses	11.1%	11.5%
Other operating costs	11.1%	11.7%
Marketing costs	3.1%	2.5%

Total company-owned restaurant costs	82.5%	82.6%
Manufacturing and commissary costs (2)	76.4%	77.7%

Total cost of sales	80.1%	80.0%
Gross margin:
Company-owned restaurant (1)	17.5%	17.4%
Manufacturing and commissary (2)	23.6%	22.3%
Franchise and license	100.0%	100.0%

Total gross margin	19.9%	20.0%
Operating expenses:
General and administrative expenses	8.6%	9.2%
Depreciation and amortization	4.8%	4.2%
Pre-opening expenses	0.2%	0.3%
Strategic alternatives expense	0.2%	0.0%
Other operating expenses, net	0.1%	0.2%

Income from operations	6.0%	6.1%
Interest expense, net	0.7%	1.3%

Income before income taxes	5.3%	4.8%
Provision for income taxes	2.1%	1.0%

Net income	3.2%	3.8%

(1)	As a percentage of company-owned restaurant sales
(2)	As a percentage of manufacturing and commissary revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

	39 weeks ended		Increase/
	(in thousands)		(Decrease)
	October 2, 2012	October 1, 2013	2013 vs. 2012
Revenues:
Company-owned restaurant sales	$285,264	$286,948	0.6%
Manufacturing and commissary revenues	23,196	24,804	6.9%
Franchise and license related revenues	7,900	8,539	8.1%

Total revenues	316,360	320,291	1.2%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs
Cost of goods sold	80,032	80,442	0.5%
Labor costs	82,854	84,915	2.5%
Rent and related expenses	31,324	32,786	4.7%
Other operating costs	30,128	31,861	5.8%
Marketing costs	8,967	7,712	(14.0%)

Total company-owned restaurant costs	233,305	237,716	1.9%
Manufacturing and commissary costs	18,215	18,280	0.4%

Total cost of sales	251,520	255,996	1.8%
Gross margin:
Company-owned restaurant	51,959	49,232	(5.2%)
Manufacturing and commissary	4,981	6,524	31.0%
Franchise and license	7,900	8,539	8.1%

Total gross margin	64,840	64,295	(0.8%)
Operating expenses:
General and administrative expenses	30,194	30,143	(0.2%)
Depreciation and amortization	14,792	13,974	(5.5%)
Pre-opening expenses	404	957	136.9%
Restructuring expenses	480	—	(100.0%)
Strategic alternatives expense	685	—	(100.0%)
Other operating expenses, net	319	519	62.7%

Income from operations	17,966	18,702	4.1%
Interest expense, net	2,322	4,759	105.0%

Income before income taxes	15,644	13,943	(10.9%)
Provision for income taxes	6,070	4,230	(30.3%)

Net income	$9,574	$9,713	1.5%

Net income – Basic	$0.57	$0.56	(1.8%)
Net income – Diluted	$0.56	$0.55	(1.8%)
Cash dividends declared per common share	$0.375	$0.375	0.0%
Weighted average number of common shares outstanding:
Basic	16,915,756	17,306,647	2.3%
Diluted	17,200,034	17,738,760	3.1%

EINSTEIN NOAH RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share and related share information)

(unaudited)

	39 weeks ended
	(percent of total revenue)
	October 2,	October 1,
	2012	2013
Revenues:
Company-owned restaurant sales	90.2%	89.6%
Manufacturing and commissary revenues	7.3%	7.7%
Franchise and license related revenues	2.5%	2.7%

Total revenues	100.0%	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below):
Company-owned restaurant costs (1)
Cost of goods sold	28.1%	28.0%
Labor costs	29.0%	29.6%
Rent and related expenses	11.0%	11.4%
Other operating costs	10.6%	11.1%
Marketing costs	3.1%	2.7%

Total company-owned restaurant costs	81.8%	82.8%
Manufacturing and commissary costs (2)	78.5%	73.7%

Total cost of sales	79.5%	79.9%
Gross margin:
Company-owned restaurant	18.2%	17.2%
Manufacturing and commissary	21.5%	26.3%
Franchise and license	100.0%	100.0%

Total gross margin	20.5%	20.1%
Operating expenses:
General and administrative expenses	9.6%	9.4%
Depreciation and amortization	4.7%	4.4%
Pre-opening expenses	0.1%	0.3%
Restructuring expenses	0.2%	0.0%
Strategic alternatives expense	0.2%	0.0%
Other operating expenses, net	0.1%	0.2%

Income from operations	5.6%	5.8%
Interest expense, net	0.7%	1.5%

Income before income taxes	4.9%	4.3%
Provision for income taxes	1.9%	1.3%

Net income	3.0%	3.0%

(1)	As a percentage of Company-owned restaurant sales
(2)	As a percentage of manufacturing revenues

EINSTEIN NOAH RESTAURANT GROUP, INC.

SELECTED FINANCIAL INFORMATION

(in thousands)

Selected Consolidated Balance Sheet Information:	January 1, 2013	October 1, 2013
Cash and cash equivalents, end of period	$17,432	$6,203
Property, plant and equipment, net	63,013	61,747
Total assets	213,613	199,787
Total debt	136,700	117,250
Total liabilities	186,106	164,064

	39 weeks ended
Selected Consolidated Cash Flow Information:	October 2, 2012	October 1, 2013
Net cash provided by operating activities	$31,376	$23,583
Net cash used in investing activities	(16,170)	(11,552)
Net cash used in financing activities	(11,190)	(23,260)
Free cash flow (cash provided by operating activities less cash used in investing activities)	15,206	12,031

Reconciliation of GAAP to Non-GAAP Measures:	13 weeks ended		39 weeks ended
	October 2,	October 1,	October 2,	October 1,
	2012	2013	2012	2013
	(in thousands)
Net income	$3,414	$4,020	$9,574	$9,713
Adjustments to net income:
Interest expense, net	744	1,366	2,322	4,759
Provision for income taxes	2,174	1,124	6,070	4,230
Depreciation and amortization	5,014	4,420	14,792	13,974
Restructuring expenses	—	—	480	—
Strategic alternative expenses	250	—	685	—
Other operating expense, net	60	249	319	519

Adjusted EBITDA	$11,656	$11,179	$34,242	$33,195

EINSTEIN NOAH RESTAURANT GROUP, INC.

SELECTED FINANCIAL INFORMATION

	Thirteen weeks ended October 1, 2013
	Company Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance - July 3, 2013	453	107	261	821
Opened restaurants	4	2	18	24
Closed restaurants	—	—	(1)	(1)
Refranchising, Net	—	—	—	—

Ending balance - October 1, 2013	457	109	278	844

	Trailing 4 Quarters
	Company Owned	Franchised	Licensed	Total
Consolidated Total
Beginning balance - October 2, 2012	450	94	253	797
Opened restaurants	18	11	33	62
Closed restaurants	(6)	(1)	(8)	(15)
Refranchising, Net	(5)	5	—	—

Ending balance - October 1, 2013	457	109	278	844